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                                                                     Exhibit 4.4

                                        3 AMENDMENT TO AGREEMENT BETWEEN AND
                                        AMONG TNL PCS S/A, TELEMAR NORTE LESTE
                                        S/A AND TNL CONTAX S/A.

THE PARTIES

TNL PCS S/A, a corporation having registered offices at Rua Jangadeiros, n 48
- Ipanema, Zip Code: 22420-020, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Finance Ministry under CNPJ number
04.164.616/0001-59, represented as per its by-laws, hereinafter referred to as "OI" and

TELEMAR NORTE LESTE S/A, a corporation having registered offices at Rua General Polidoro n. 99, in the citY of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Finance Ministry under CNPJ number 33.000.118/0001-79, represented as per its by-laws, hereinafter referred to as TELEMAR.

both companies collectively referred to as "CONTRACTORS";

and:

TNL CONTAX S/A, a corporation having registered offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua do Passeio, 48 ao 56 parte, Zip Code 20021-290, enrolled with the Finance Ministry under CNPJ number
02.757.614/0001-48, represented as per its by-laws, hereinafter referred to as CONTRACTED PARTY,

all hereinafter referred to collectively as "Parties" and separately as "Party".

WHEREAS the Parties entered into a Service Agreement dated November 30, 2004, hereinafter referred to as AGREEMENT, and now wish to modify certain sections and conditions, in the light of changes in, and additions to, services during the term of the Agreement.

WHEREAS the CONTRACTED PARTY is fully aware that the telecommunications service provided by the CONTRACTOR under ANATEL's concession is a public service of collective interest and that the subject matter of this Agreement is indispensable for the continuing provision of public services by the CONTRACTOR.

The Parties decide to enter into the present amendment to the AGREEMENT, which shall be governed by the following additional sections and conditions:

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SECTION ONE - CHANGES TO THE AGREEMENT

1.1 The subject matter of this amendment includes the following:

     a) The addition to the Agreement, as CONTRACTOR, of TELEMAR INTERNET LTDA., a limited liability company having registered offices at Avenida Afonso Penna, 4001, city of Belo Horizonte, State of Minas Gerais, enrolled with the Finance Ministry under CNPJ number 03.986.348/0001-98, represented as per its articles of association.

     b).The addition of items 4.1.41, 4.1.42, 4.1.42.1, 4.1.42.2 and 4.1.42.3, all in Section Four of the Agreement, as described below:

"4.1.41 In the event that the CONTRACTOR's concession to provide Fixed Line Switched Service (STFC) is extinguished, the CONTRACTED PARTY shall maintain this Agreement and subrogate to ANATEL the rights and duties arising from it and agrees that ANATEL may subrogate them to third parties.

4.1.42 The CONTRACTED PARTY may not create liens on the subject matter of the Agreement.

4.1.42.1 In the event that the subject matter is subject to a lien as a result of a judicial decision, the CONTRACTED PARTY shall notify the judicial authorities, on a timely basis, of the status of indispensable asset for the continuing provision of public services.

4.1.42.2 In the event that the subject matter is subject to a lien as a result of a judicial decision, the CONTRACTED PARTY shall notify the steps taken both to the CONTRACTOR and ANATEL, at the latest within ten (10) days from the judicial decision;

4.1.42.3 In the event that the subject matter is subject to a lien as a result of a judicial decision, the CONTRACTED PARTY shall notify the replacement of the asset both to the CONTRACTOR and ANATEL, at the latest within ten (10) days."

     c). The addition of sub-item 4.1.25.2 under item 4.1.25 of Section Four of the Agreement, as follows:

     "4.1.25.2 Be responsible for recording in its accounting and financial statements, in accordance with the rules established by the government regulator body of capital markets, those labor liabilities arising from the provision of services, pursuant to the conditions set forth in sections
     4.1.25 and 4.1.25.1."

     d) The addition of item 11.5 to Section Five of the Agreement, as follows:

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     "11.5. The Parties agree that the CONTRACTED PARTY shall make their best efforts in order that all customer service activities regulated by ANATEL be complied with as follows: 95-10 (ninety-five per cent of incoming calls taken within 10 seconds) for the first level of service, and 100-60 (one hundred per cent of incoming calls taken within 60 seconds) for the second level of service; penalties established for noncompliance with service levels agreed upon by the Parties for those services described in Exhibit I - Description and General Conditions of Services Rendered under the Agreement remain unaltered. Similarly, the Parties ratify that the agreed-upon value for the provision of services is the same set forth in the agreement, as currently charged.

     e) The replacement of Annex I - Description and General Conditions of Services Rendered, and related updating of services set forth therein, and the effects of this instrument are retroactive to the date of commencement of the provision of each service and corresponding invoices.

SECTION TWO - FINAL PROVISIONS

2.1 The Sections, items and sub-items included in the Original Agreement which are not changed by this Amendment remain unaltered and in full force and are ratified for all legal purposes.

In witness whereof, the parties signed this instrument in two (2) counterparts of equal contents and form, in the presence of the witnesses below.

Rio de Janeiro, May 1, 2007


                                 By CONTRACTORS


-------------------------------------   ----------------------------------------
Jose Luis Magalhaes Salazar             Eduardo Michalski
Chief Financial Officer                 Chief Supply Officer


                               By CONTRACTED PARTY


                      -------------------------------------
                                 TNL CONTAX S.A


WITNESSES:


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Name:                                   Name:
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CPF/MF.:                                CPF/MF.:
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